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                                                                  Exhibit (m)(i)

                          PLAN OF DISTRIBUTION PURSUANT
                                  TO RULE 12b-1
                                (Class 2 SHARES)

                  PLAN OF DISTRIBUTION adopted as of the 27 day of August 2002, by Seasons Series Trust, a Massachusetts business trust (the "Trust"), on behalf of the Class 2 shares of its separately designated series listed on Schedule A (each, a "Fund").

                              W I T N E S S E T H:

                  WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company; and

                  WHEREAS, the Fund is a separately designated investment series of the Trust with its own investment objective, policies and purposes offering 3 separate classes of shares of beneficial interest, par value $.01 per share, of the Trust (the "Shares"); and

                  WHEREAS, the Trust has entered into a Fund Participation Agreement with Anchor National Life Insurance Company (the "Life Company"), dated January 2, 1997, as amended from time to time (the "Seasons Fund Participation Agreement") pursuant to which the Trust has agreed to make shares of certain portfolios available for purchase by one or more of the Life Company's segregated asset accounts or divisions thereof, in connection with the allocation by contract and policy owners or purchase payments to corresponding investment options offered under variable annuity contracts and variable life insurance policies offered by the Life Company; and

                  WHEREAS, the Trust desires to adopt this Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Trust will pay a service fee to the Life Company with respect to Class 2 shares of the Trust; and

                  WHEREAS, the Board of Trustees of the Trust (the "Trustees") as a whole, and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its Class B shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

                  NOW THEREFORE, the Trust on behalf of the Fund hereby adopts this Plan on the following terms:

                  1. Account Maintenance Activities. The Fund agrees to pay Anchor National a service fee at the end of each month at an annual rate of up to 15 basis points (0.15%) of the average daily net assets attributable to Class 2 shares of the Fund to reimburse Anchor National for expenditures made to financial intermediaries for providing services to contract holders who are indirect beneficial owners of Class 2 shares of the Fund. Such services are not intended to relate to the sale, promotion or marketing of the Class 2 shares. The service fee shall be paid to the Life Company pursuant to the terms of the Seasons Fund Participation Agreement or any Addendums thereto. Payment of the service fee described in this Section 1 shall be subject to any limitations set forth in applicable regulations of the NASD Regulation, Inc. Nothing

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herein shall prohibit the Life Company from collecting service fees in any given year, as provided hereunder, in excess of expenditures made during such year to financial intermediaries for the above-referenced purposes.

                  2. Payments to Other Parties. The Fund hereby authorizes the Life Company to enter into agreements with Securities Firms to provide compensation to such Securities Firms for activities and services of the type referred to in Sections 1 and 2 hereof. The Life Company may reallocate all or a portion of its account maintenance fee or distribution fee to such Securities Firms as compensation for the above-mentioned activities and services. Such agreements shall provide that the Securities Firms shall deliver to the Life Company such information as is reasonably necessary to permit the Life Company to comply with the reporting requirements set forth in Section 5 hereof.

                  3. Related Agreements. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

                           (a) that such agreement may be terminated at any
time, without payment of any penalty, by vote of a majority of the 12b-1 Trustees or, by vote of a majority of the outstanding voting securities (as defined in the Act) of Class 2 shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

                           (b) that such agreement shall terminate automatically
in the event of its assignment.

                  4. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class 2 shares of the Fund and any related agreement and the purposes for which such expenditures were made.

                  5. Term and Termination. (a) This Plan shall become effective as of the date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both the (i) the Trustees of the Trust, and (ii) the 12b-1 Trustees.

                           (b) This Plan may be terminated at any time by vote
of a majority of the 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of Class 2 shares of the Fund.

                  6. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Sections 1 and 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Class 2 shares of the Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 6(a) hereof.

                  7. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of those Trustees of the Trust who are not interested persons of the Trust shall be committed to the discretion of such disinterested Trustees.

                  8. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date

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of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

                  9. Definition of Certain Terms. For purposes of this Plan, the terms "assignment," "interested person," "majority of the outstanding voting securities," and "principal underwriter" shall have their respective meanings defined in the Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission, or its staff under the Act.

                  10. Separate Series. Pursuant to the provisions of the Declaration of Trust, the Fund is a separate series of the Trust, and all debts, liabilities and expenses of Class 2 shares of the Fund shall be enforceable only against the assets of Class 2 shares of the Fund and not against the assets of any other series or class of shares or of the Trust as a whole.

                  IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the day and year first written above.

                                   SEASONS SERIES TRUST

                                   By:    /s/ Robert M. Zakem
                                          -------------------------------
                                   Name:  Robert M. Zakem
                                   Title: Vice President and Assistant Secretary

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                                   SCHEDULE A

                          FUNDS OF SEASONS SERIES TRUST

Multi-Managed Growth Portfolio
Multi-Managed Moderate Growth Portfolio
Multi-Managed Income/Equity Portfolio
Multi-Managed Income Portfolio
Asset Allocation: Diversified Growth Portfolio
Stock Portfolio
Large Cap Value Portfolio
Large Cap Composite Portfolio
Large Cap Growth Portfolio
Mid Cap Value Portfolio
Mid Cap Growth Portfolio
Small Cap Portfolio
International Equity Portfolio
Diversified Fixed Income Portfolio
Cash Management Portfolio
Focus Growth Portfolio
Focus Growth and Income Portfolio
Focus TechNet Portfolio
Focus Value Portfolio

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